Registration Statement No. 333-264388

Filed Pursuant to Rule 424(b)(2)

Product Supplement to the Prospectus dated May 26, 2022

and the Prospectus Supplement dated May 26, 2022

Senior Medium-Term Notes, Series I

Notes Linked to One or More Equity Securities, Equity Indices, and/or Exchange Traded Funds

Bank of Montreal may offer and sell notes linked to the performance of one or more equity securities, equity indices and/or exchange traded funds (each, a “Reference Asset”). The payment at maturity on your notes will be based on the performance of the Reference Asset during the term of your notes. The notes are intended for investors who anticipate that the level of the Reference Asset will increase (or, in the case of bearish notes, decrease) from its Initial Level to the Final Level on the applicable valuation date or dates. Investors must be willing to forego interest payments on the notes and be willing to accept a return that may be negative, in which case you will lose some, or all, of your principal.

This product supplement describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe the terms that apply specifically to the notes, including any changes to the terms specified below. We refer to these term sheets and pricing supplements generally as “pricing supplements.” If the terms described in the applicable pricing supplement are inconsistent with those described in this product supplement or in the accompanying prospectus supplement or prospectus, the following hierarchy will govern: first, the pricing supplement will govern; second, this product supplement; third, the accompanying prospectus supplement and last, the accompanying prospectus.

Unless otherwise specified in the applicable pricing supplement, we will not make periodic payments of interest on the notes.

At maturity, you will receive a payment in excess of the principal amount of your notes if the level of the Reference Asset increases (or, in the case of bearish notes, decreases). However, if the level of the Reference Asset decreases (or, in the case of bearish notes, increases), then, depending upon the specific terms of your notes, you may receive an amount that is less than the principal amount of your notes. Your notes may or may not include a “Buffer,” in which case you will lose a portion (or all) of your principal amount if the level of the Reference Asset is less than (or in the case of bearish notes, greater than) a specified level.

The notes will not be listed on any securities exchange.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” and “General Terms of the Notes.”

Your investment in the notes involves certain risks. We encourage you to read the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of this product supplement and in the “Risk Factors” sections beginning on page S-1 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus, so that you may better understand those risks.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy of this product supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS CORP.

Product Supplement dated July 22, 2022

TABLE OF CONTENTS

Summary Information	PS-2
Additional Risk Factors Relating to the Notes	PS-5
General Terms of the Notes	PS-14
Use of Proceeds and Hedging	PS-27
Supplemental Tax Considerations	PS-28
Certain Considerations For ERISA And Other U.S. Employee Benefit Plans	PS-36
Supplemental Plan of Distribution	PS-37

PS-1

Summary Information

We refer to the notes we are offering by this product supplement as the “notes.” Each of the notes, including your notes, has the terms described below and under “General Terms of the Notes.” In addition, references to the “accompanying prospectus” mean the accompanying prospectus, dated May 26, 2022, as supplemented by the accompanying prospectus supplement, dated May 26, 2022, relating to our Series I Senior Medium-Term Notes.

Reference Asset:	Your notes will be linked to one or more equity securities, equity indices, and/or exchange traded funds (each, a “Reference Asset”) specified in the applicable pricing supplement. Your notes may also be linked to the lesser performing of two or more Reference Assets or to a “Basket” of two or more Reference Assets. We refer to each Reference Asset included in a Basket as a “Basket Component.”

Interest Rate:	Unless otherwise specified in the applicable pricing supplement, we will not make periodic payments of interest on the notes.

Denominations:	Unless otherwise specified in the applicable pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Payment at Maturity Greater than Principal:	If the Final Level (as defined below) of the Reference Asset exceeds (or in the case of bearish notes, is less than) the Initial Level (as defined below) then, depending upon the terms of your notes, and unless otherwise set forth in the applicable pricing supplement, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Percentage Change × Upside Leverage Factor)

Your notes may be “Digital Return Notes.” For Digital Return Notes, unless otherwise set forth in the applicable pricing supplement, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Digital Return)

Your notes may be “Booster Notes.” For Booster Notes, unless otherwise set forth in the applicable pricing supplement, your payment at maturity will be determined as follows:

If the Percentage Change is greater than the Booster Percentage (as defined below), then the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Booster Percentage)

For each of the above notes, the payment at maturity may be subject to a Maximum Redemption Amount (as defined below). For Digital Return Notes, the payment at maturity may be limited to the return represented by the Digital Return.

Payment at Maturity Less than or Equal to Principal:	If the Final Level is less than (or in the case of bearish notes, greater than) or equal to the Initial Level, then, unless otherwise described in the applicable pricing supplement, the payment at maturity will equal:
Principal Amount + (Principal Amount × Percentage Change × Downside Leverage Factor)

However, if the relevant pricing supplement specifies that a “Buffer” is applicable to your notes, then:

If the Final Level is greater than or equal to (or in the case of bearish notes, less than or equal to) the Buffer Level (as defined below), then the payment at maturity will equal the principal amount of your notes.

PS-2

If the Final Level is less than (or in the case of bearish notes, greater than) the Buffer Level, then the payment at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage) × Downside Leverage Factor]

In this case, if the Final Level is less than (or in the case of bearish notes, greater than) the Initial Level (or, if applicable, Buffer Level), then, at maturity, you will receive less than the principal amount of your notes.

Percentage Change:

Percentage Change will be calculated as follows (and expressed as a percentage):

Final Level – Initial Level

Initial Level

However, if your notes are bearish notes, the Percentage Change will be calculated as follows (and expressed as a percentage):

Initial Level – Final Level

Initial Level

Maximum Redemption Amount:	The Maximum Redemption Amount, if applicable, will be specified in the relevant pricing supplement. If a Maximum Redemption Amount applies to your notes, then the payment at maturity will be limited as set forth in the pricing supplement.

Cap:	The Cap, if applicable, will be specified in the relevant pricing supplement. If a Cap applies to your notes, your ability to participate in any positive Percentage Change in the level of the Reference Asset will be limited to the Cap.

Upside Leverage Factor:	As specified in the relevant pricing supplement, if applicable. The Upside Leverage Factor may be less than, equal to or greater than 100%. If the Upside Leverage Factor is less than 100%, you will participate in less than the full upside performance (or in the case of bearish notes, downside performance) of the Reference Asset. If the Upside Leverage Factor is greater than 100%, you will participate on a leveraged basis in the upside performance (or in the case of bearish notes, downside performance) of the Reference Asset (subject to any applicable Maximum Redemption Amount).

Downside Leverage Factor:	As specified in the relevant pricing supplement, if applicable. The Downside Leverage Factor may be less than, equal to or greater than 100%. If the Downside Leverage Factor is less than 100%, you will participate in less than the full downside performance (or in the case of bearish notes, upside performance) of the Reference Asset. If the Downside Leverage Factor is greater than 100%, you will participate on a leveraged basis in the downside performance (or in the case of bearish notes, upside performance) of the Reference Asset, and you may lose a greater portion of the principal amount of your investment.

Digital Return:	A percentage that will be specified in the applicable pricing supplement. If a Digital Return applies to your notes, the return on your investment may be limited to the return represented by the Digital Return.

Booster Percentage:	A specified percentage increase (or in the case of bearish notes, decrease) in the level of the Reference Asset. The Booster Percentage, if any, will be set forth in the relevant pricing supplement.

Buffer Level:	A specified level of the Reference Asset that is less than (or in the case of bearish notes, greater than) the Initial Level. The Buffer Level, if any, will be expressed as a percentage of the Initial Level and will be set forth in the relevant pricing supplement.

Buffer Percentage:	A specified percentage that will be set forth in the relevant pricing supplement, if applicable. For example, if the Buffer Level is 90% of the Initial Level, the Buffer Percentage will be 10%.

PS-3

Barrier:	If so specified in the applicable pricing supplement, the notes will be subject to a Barrier. In such a case, holders of the notes will be subject to possible loss of all or a portion of the principal amount of the notes if the level of the Reference Asset falls beneath (or in the case of bearish notes, exceeds) a specified “Barrier Level” during a specified observation period. See “General Terms of the Notes—Payment at Maturity—Payment at Maturity Less than or Equal to Principal—Notes with a Barrier Level.”

Initial Level:	As specified in the relevant pricing supplement. Unless otherwise specified in the applicable pricing supplement, the Initial Level for a note linked to a single Reference Asset will be the closing level of that Reference Asset on the applicable pricing date. In the case of a note linked to a Basket, the Initial Level will be set forth in the applicable pricing supplement.

Final Level:	The closing level of the Reference Asset on the Valuation Date (if there is one Valuation Date applicable to the notes) or the arithmetic average of the closing levels of the Reference Asset on each of the Valuation Dates (if there is more than one Valuation Date applicable to the notes), or any other dates specified in the relevant pricing supplement. In the case of a note linked to a Basket, the Final Level of the Basket will be the value of the Basket on the Valuation Date, or the arithmetic average of the value of the Basket on each of the Valuation Dates, as applicable, determined as described in more detail in the section entitled “General Terms of the Notes—Notes Linked to a Basket” in this product supplement.

Valuation Date(s):	Unless otherwise specified in the relevant pricing supplement, the Valuation Date, or if there is more than one Valuation Date, the final Valuation Date, will be the third trading day prior to the Maturity Date, subject to postponement as described below.

Additional Terms:	The applicable pricing supplement for your notes may set forth terms that are additional to, or different from, the terms described in this product supplement.

Maturity Date:	As specified in the applicable pricing supplement, subject to any prior automatic redemption, if applicable. If the Valuation Date or the final Valuation Date, as applicable, is postponed as described below, the Maturity Date will be postponed by the same number of trading day(s).

Automatic Redemption:	We may issue notes that are subject to automatic redemption. If your notes are subject to automatic redemption, the pricing supplement will set forth the terms upon which the notes will be redeemed.

Clearance and Settlement:	DTC
Listing:	The notes will not be listed on any securities exchange.

Calculation Agent:	Unless otherwise set forth in the applicable pricing supplement, BMO Capital Markets Corp. will serve as calculation agent for the notes. The calculation agent will make all required determinations as to the amounts payable on the notes.

PS-4

ADDITIONAL RISK FACTORS RELATING TO THE NOTES

An investment in the notes involves risks. This section describes significant risks relating to the terms of the notes. Before investing in the notes, you should read the following information about these risks, together with the other information contained in or incorporated by reference in the applicable pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus.

Risks Related to the Structure or Terms of the Notes

Your investment in the notes may result in a loss. The notes do not guarantee any return of principal unless otherwise specified in the relevant pricing supplement. The amount payable on the notes at maturity will depend primarily on the Percentage Change in the level of the Reference Asset from the Initial Level to the Final Level and may be less, and possibly significantly less, than the principal amount. For notes without a buffer, if the Final Level is less than (or, in the case of bearish notes, greater than) the Initial Level, the return on your notes will be less than the principal amount. For notes with a buffer, if the Final Level is less than (or, in the case of bearish notes, greater than) the Buffer Level, the return on your notes will be less than the principal amount. In the case of notes with a Downside Leverage Factor greater than 100%, your notes will participate in the downside performance (or, in the case of bearish notes, upside performance) of the Reference Asset on a leveraged basis. Depending on the Downside Leverage Factor and the other terms of your notes, you may lose all or a substantial portion of the amount that you invested to purchase the notes.

The notes do not pay interest and your return may be lower than the return on a conventional debt security of comparable maturity. Unless otherwise specified in the applicable pricing supplement, there will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The yield that you will receive on your notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of Bank of Montreal with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The appreciation potential of the notes may be limited. If your notes are subject to a Maximum Redemption Amount, a Cap, or a Digital Return, they will provide less opportunity to participate in the appreciation (or, in the case of bearish notes, depreciation) of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation (or, in the case of bearish notes, depreciation), because the payment at maturity will not exceed the Maximum Redemption Amount or the principal amount plus the Digital Return, as applicable, and the positive Percentage Change in the level of the Reference Asset will be limited to the Cap, if applicable. Accordingly, your return on the notes may be less than your return would be if you made an investment in a security directly linked to the positive (or, in the case of bearish notes, negative) performance of the Reference Asset.

The Initial Level may be determined after the pricing date of the notes. If so specified in the relevant pricing supplement, the Initial Level will be determined based on the arithmetic average of the closing levels of the Reference Asset on certain specified dates. One or more of these days may occur on or following the pricing date or the issue date of the notes; as a result, the Initial Level may not be determined, and you may therefore not know such value, until after the issue date. If there are any increases (or in the case of bearish notes, decreases) in the closing levels of the Reference Asset on any relevant dates used to determine the Initial Level that occur after the pricing date, and such increases (or decreases) result in the Initial Level being higher (or in the case of bearish notes, lower) than the closing level on the pricing date, this may establish higher levels (or in the case of bearish notes, lower levels) that the Reference Asset must achieve for you to attain a positive return on your investment or to avoid a loss of principal at maturity.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the market value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of interest payments (if applicable) and the amount due on the Maturity Date are each dependent upon our ability to repay our obligations at that time. This will be the case even if the level of the Reference Asset increases (or, in the case of bearish notes, decreases) after the pricing date. No assurance can be given as to what our financial condition will be at any time during the term of the notes.

PS-5

The amount to be paid at maturity will not be affected by all developments relating to the Reference Asset. Changes in the level of the Reference Asset during the term of the notes before or between the relevant Valuation Date or Valuation Dates will not be reflected in the calculation of the payment at maturity, except to the extent that the notes are subject to an automatic redemption. The calculation agent will calculate this amount by comparing only the Final Level to the Initial Level (or the Buffer Level, as applicable). No other levels of the Reference Asset will be taken into account. As a result, you may receive less than the principal amount of your notes, even if the level of the Reference Asset has increased (or, in the case of bear notes, decreased) at certain times during the term of the notes before decreasing to a level below (or, in the case of bearish notes, increasing to a level above) the Initial Level (or Buffer Level, as applicable) and, if applicable, below (or, in the case of bearish notes, above) the Barrier Level as of the relevant dates.

Risks Related to Liquidity and the Secondary Market

The notes may not have an active trading market. Your notes will not be listed on any securities exchange, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial. If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The market value of your notes may be influenced by many unpredictable factors. The following factors, many of which are beyond our control, may influence the market value of your notes:

•	the level of the Reference Asset, including, in the case of notes that have a buffer or a barrier, whether the level of the Reference Asset trades or closes at a level below (or in the case of bearish notes, above) the Buffer Level or Barrier Level, as applicable;

•	if your notes are subject to a Maximum Redemption Amount, a Cap, or a Digital Return, your potential return on the notes will be limited;

•	the volatility of the level of the Reference Asset;

•	the dividend rate on each Reference Asset that is an equity security or the stocks represented or held by any Reference Asset;

•	economic, financial, political, military, regulatory, legal and other events that affect the applicable securities markets and which may affect the level of the Reference Asset;

•	if the Reference Asset includes one or more indices, commodities or other assets that have returns that are denominated in currencies other than the U.S. dollar or prices in one or more non-U.S. markets, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the payments due on your notes and their market value;

•	interest rates in the market; and

•	the time remaining to maturity of the notes.

These factors may influence the market value of your notes if you sell your notes before maturity. Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

PS-6

Risks Related to Hedging and Conflicts of Interest

Our trading and other transactions relating to any Reference Asset or related assets, and futures, options or other derivative products may adversely affect the market value of the notes. As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may hedge our obligations under the notes by purchasing or selling shares of any Reference Asset or related assets, futures or options relating to a Reference Asset, or other derivative instruments with returns linked or related to changes in the performance of a Reference Asset. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time. Although they are not expected to do so, any of these hedging activities may adversely affect the value of a Reference Asset, and therefore, the market value of the notes, and the amounts payable at maturity. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We or one or more of our affiliates may also engage in trading relating to a Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades. Any of these activities could adversely affect the level of one or more of the Reference Assets and therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of one or more of the Reference Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

Our business activities or those of our affiliates may create conflicts of interest. We and our affiliates expect to engage in trading activities related to one or more of the Reference Assets that are not for the account of holders of the notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of any Reference Asset, could be adverse to the interests of the holders of the notes. We and one or more of our affiliates may, at the time that we offer any notes or any time thereafter, engage in business with the issuers of a Reference Asset or issuers of the equity securities included in or held by a Reference Asset, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to a Reference Asset or the securities or other assets that it represents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities by us or one or more of our affiliates may affect the level of one or more of the Reference Assets and therefore, the market value of the notes.

The calculation agent can postpone the determination of the Final Level if a market disruption event occurs. The determination of the Final Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on any Valuation Date with respect to the Reference Asset. If such a postponement occurs, the calculation agent will use the closing level of the Reference Asset on the first subsequent business day on which no market disruption event occurs or is continuing. In no event, however, will any Valuation Date be postponed by more than ten trading days. As a result, if a market disruption event occurs or is continuing on a Valuation Date, the Maturity Date for the notes could also be postponed, although not by more than ten trading days.

If the determination of the level of the Reference Asset for any Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the Reference Asset will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event. See “General Terms of the Notes—Market Disruption Events.”

As calculation agent, BMO Capital Markets Corp. will have the authority to make determinations that could affect the value of your notes and your payment at maturity. As calculation agent for your notes, BMO Capital Markets Corp. will have discretion in making various determinations that affect your notes, including determining the Final Level, market disruption events, and any amount payable on your notes. The calculation agent also has discretion in making certain adjustments relating to mergers and certain other corporate transactions the issuer of a Reference Asset may undertake and determining whether an anti-dilution adjustment is needed as to any equity securities or ETFs and whether any Reference Asset that is an index has been materially changed. The exercise of this discretion by BMO Capital Markets Corp. could adversely affect the value of your notes and may present BMO Capital Markets Corp., which is our wholly owned subsidiary, with a conflict of interest.

PS-7

Risks Related to Taxation

Significant aspects of the tax treatment of the notes are uncertain.

The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement.

Notes we intend to treat as indebtedness for U.S. federal income tax purposes with a term that exceeds one year will likely be treated as debt instruments subject to special rules governing contingent payment debt instruments.  If you are a United States holder (as defined in the accompanying prospectus), you generally will be required to pay taxes on ordinary income over the term of such notes based on the comparable yield for the notes, even though you will not receive any payments from us until maturity or until an automatic redemption prior to maturity.  This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity or prior to an automatic redemption prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.  Any gain you may recognize on the sale, automatic redemption or maturity of the notes will be ordinary income in the case of notes with a term of more than one year.  Any loss you may recognize upon the sale, automatic redemption or maturity of notes with a term of more than one year will generally be ordinary loss to the extent of the interest you included as income in the current or previous taxable years in respect of the notes and thereafter will be capital loss. See the section entitled “Supplemental Tax Considerations – Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Indebtedness—Where the Term of the Notes Exceeds One Year” herein.

With respect to notes we intend to treat as pre-paid derivative contracts for U.S. federal income tax purposes, to the extent that a Reference Asset is the type of financial asset described in Section 1260 of the Code, while the matter is not entirely clear, unless otherwise specified in the applicable pricing supplement there is a risk that an investment in such a note is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States holder (as defined below) in respect of such a note will be recharacterized as ordinary income and certain interest charges may apply. See the section entitled “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Pre-Paid Derivative Contracts—Potential Application of Section 1260 of the Code” herein.

Moreover, the Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder of a “prepaid forward contract” or similar instrument (which may include notes we intend to treat as pre-paid derivative contracts) should be required to accrue interest over the term of such instrument even though that holder will not receive any payments with respect to such instrument until maturity or upon an automatic redemption prior to maturity and whether all or part of the gain a holder may recognize on the sale, automatic redemption or maturity of such instrument could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Tax Considerations” in this product supplement, the sections “United States Federal Income Taxation” and “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

PS-8

Risks Related to ERISA

Employee benefit plans should carefully review the legal issues of an investment in the notes. Any fiduciary of an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title I of ERISA, a plan or account subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), an entity whose underlying assets include the assets of any of the foregoing (each of the foregoing, a “Benefit Plan Investor”) or any other plan which is subject to any federal, state, local or other law that is substantially similar to the fiduciary responsibility and prohibited transaction provisions of ERISA or Section 4975 of the Code (“Similar Law”) that is considering purchasing the notes with the assets of such Benefit Plan Investor or plan subject to Similar Law, should consult with its counsel regarding whether the purchase or holding of the notes is or could become a non-exempt “prohibited transaction” under ERISA or the Code or a violation of any Similar Law. For additional information, please see the discussion under “Certain Considerations for ERISA and Other U.S. Employee Benefit Plans” below.

Risks Relating to Reference Assets

Owning the notes is not the same as owning the Reference Assets or their components or a security directly linked to the performance of the Reference Assets or their components. The return on your notes will not reflect the return you would realize if you actually owned the Reference Assets or their components or a security directly linked to the performance of the Reference Assets or their components and held that investment for a similar period. For example, your return on the notes will not reflect the return you would receive if you actually owned the securities included in an index or an ETF, and received the dividends or distributions paid on those securities. Your notes may trade quite differently from the Reference Assets. Changes in the level of a Reference Asset may not result in comparable changes in the market value of your notes. Even if the level of a Reference Asset increases (or, in the case of bearish notes, decreases) from its Initial Level during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes prior to maturity to decrease while the value of a Reference Asset increases (or, in the case of bearish notes, decreases).

You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. In the ordinary course of their business, we or our affiliates may have expressed views on expected movements in any Reference Asset or the securities that it holds or includes, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Asset may at any time have significantly different views from our views or those of our affiliates. For these reasons, you are encouraged to obtain information concerning the applicable Reference Assets from multiple sources, and you should not rely solely on views expressed by us or our affiliates.

The historical performance of the Reference Asset or its components should not be taken as an indication of their future performance. The level of the Reference Asset will determine the amount to be paid on the notes at maturity. The historical performance of a Reference Asset or the securities held by or included in a Reference Asset does not necessarily give an indication of future performance. As a result, it is impossible to predict whether the level of the Reference Asset will rise or fall during the term of the notes. The level of the Reference Asset and its components will be influenced by complex and interrelated political, economic, financial and other factors.

You will not have any shareholder rights and will have no right to receive any securities represented by the Reference Assets at maturity. Investing in your notes will not make you a holder of any securities represented by the Reference Assets. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to these securities.

Adjustments to the Reference Assets could adversely affect the value of the notes. The sponsors of the indices (the “Index Sponsors”) and the investment advisors of the ETFs (the “Investment Advisors”) may add, delete or substitute the stocks represented or held by the Reference Assets, or make other methodological changes. Further, the Index Sponsors and the Investment Advisors may discontinue or suspend calculation or publication of the applicable indices or discontinue or suspend maintenance of the applicable ETFs at any time. Any of these actions could affect the value of and the return on the notes.

PS-9

We have no affiliation with the sponsor or investment advisor of any ETF or any Index Sponsor and will not be responsible for any actions taken by them. Unless otherwise specified in the relevant pricing supplement, no sponsor or investment advisor of any ETF or any Index Sponsor is an affiliate of ours or will be involved in any offerings of the notes in any way. Consequently, we have no control over the actions of any sponsor or investment advisor of an ETF or any Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. No sponsor or investment advisor of any ETF or any Index Sponsor has any obligation of any sort with respect to the notes. Thus, no sponsor or investment advisor of any ETF or any Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from any issuance of the notes will be delivered to any sponsor or investment advisor of an ETF or any Index Sponsor, except to the extent that we are required to pay an Index Sponsor licensing fees with respect to a Reference Asset that is an index.

Neither we nor any of our affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the information about a Reference Asset contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Reference Assets.

You will have no rights against the sponsor of any relevant ETF or any Index Sponsor. The notes are not sponsored, endorsed, sold or promoted by any sponsor of any ETF or any Index Sponsor. No sponsor of the relevant ETF or any Index Sponsor has passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. No sponsor of the relevant ETF or any Index Sponsor makes any representation or warranty, express or implied, to you or any member of the public regarding the advisability of investing in securities generally or the notes in particular, or the ability of the relevant ETF or index to track general market performance. The sponsor of that ETF or that Index Sponsor has no obligation to take our needs or your needs into consideration in determining, composing or calculating that ETF or index, or in making changes to that ETF or index. No sponsor of the relevant ETF or any Index Sponsor is responsible for, and none of them has participated in the determination of, the timing, prices or quantities of the notes to be issued or in the determination or calculation of the equation by which the amounts to be paid on the notes are to be determined. No sponsor of the relevant ETF or any Index Sponsor has any liability in connection with the administration, marketing or trading of the notes.

The policies of the sponsor or investment advisor of an ETF or an Index Sponsor, as applicable, and changes that affect the relevant Reference Asset could adversely affect the amount payable on your notes and their market value. The policies of the sponsor or investment advisor of an ETF or an Index Sponsor, as applicable, concerning the calculation of the ETF’s net asset value or the level of the index, additions, deletions or substitutions of securities in the relevant Reference Asset and the manner in which changes affecting its components could affect the level of that Reference Asset and, therefore, the amount payable on your notes on the Maturity Date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if the sponsor or investment advisor of an ETF or an Index Sponsor, as applicable, changes these policies, for example, by changing the manner in which it calculates the ETF’s net asset value or the level of the index, or if the sponsor or investment advisor of an ETF or an Index Sponsor, as applicable, discontinues or suspends calculation or publication of the ETF’s net asset value or the level of the index, in which case it may become difficult to determine the market value of the notes.

An investment in the notes may be subject to risks associated with non-U.S. securities markets. A Reference Asset may include one or more equity securities that have been issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

PS-10

Prices of securities in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

Unless otherwise specified in the applicable pricing supplement, we do not control the issuer of any Reference Asset or any company included in a Reference Asset and have not undertaken any independent review of, or made any due diligence inquiry with respect to, any disclosure made by any other company. Neither we nor any of our affiliates have the ability to control the actions of any of the companies included in a Reference Asset, nor have we independently verified the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by or included in that Reference Asset. You should make your own investigation into the companies represented by or included in the applicable Reference Asset.

We will not hold any asset comprising the Reference Asset for your benefit. The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities, commodities or other assets that may comprise the Reference Asset that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any assets included in a Reference Asset. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

Risks Relating to a Reference Asset that Is a Basket

If your notes are linked to a Basket, changes in the level of one or more Basket Components may be offset by changes in the level of one or more other Basket Components. Your notes may be linked to a Basket. In such a case, a change in the levels of one or more Basket Components may not correlate with changes in the levels of one or more other Basket Components. The level of one or more Basket Components may increase, while the level of one or more other Basket Components may not increase as much, or may even decrease. The opposite changes may occur in the case of bearish notes. Therefore, in determining the level of the Basket as of any time, increases (or, in the case of bearish notes, decreases) in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases (or, in the case of bearish notes, lesser decreases and increases) in the level of one or more other Basket Components. If the weightings of the applicable Basket Components are not equal, changes in the level of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon your notes.

Risks Relating to a Reference Asset that Is an Equity Security (Including Any ETF)

You will have limited anti-dilution protection with respect to a Reference Asset. The calculation agent will adjust the Initial Level, any Buffer Level or Barrier Level and/or any other applicable level of a Reference Asset for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “General Terms of the Notes—Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF)” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the relevant security. For example, the calculation agent will not make any adjustments for events such as an offering by the issuer of a Reference Asset of equity securities or a tender or exchange offer for less than all outstanding shares of that issuer by a third party. Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the level of a Reference Asset, and adversely affect the value of your notes.

PS-11

Risks Relating to a Reference Asset that Is an ADR

The value of a Reference Asset may not accurately track the value of the common shares of the applicable company. If a Reference Asset is an ADR, each share of that Reference Asset will represent shares of the relevant company (an “underlying company”). The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares. Trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs. For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the common shares of the underlying company.

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of a Reference Asset. Holders of the underlying company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares. This provision permits investors in the ADRs to take advantage of price differentials between markets. However, this provision may also cause the market prices of a Reference Asset to more closely correspond with the values of the common shares in the applicable non-U.S. markets. As a result, a market outside of the U.S. for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs.

Risks Relating to a Reference Asset that Is an ETF

The performance of an ETF may not correlate with the performance of its underlying index as well as the net asset value per share of that ETF. The performance of an ETF is linked principally to the performance of the ETF’s underlying index. However, the performance of an ETF may also be linked in part to shares of other ETFs because some ETFs generally invest a specified percentage, e.g., 10% of their assets, in the shares of other ETFs. In addition, while the performance of an ETF is linked principally to the performance of such ETF’s underlying index, ETFs generally invest in a representative sample of the stocks included in such ETF’s underlying index and generally do not hold all or substantially all of the stocks included in such ETF’s underlying index. Finally, the performance of an ETF and of the ETF’s underlying index will generally vary due to transaction costs, certain corporate actions and timing variances.

Imperfect correlation between the stocks held by an ETF and the stocks included in such ETF’s underlying index; the performance of the shares of other ETFs, if applicable; rounding of prices; changes to an ETF’s underlying index; and changes to regulatory policies, may cause the performance of an ETF to differ from the performance of the ETF’s underlying index, especially during periods of market volatility when the liquidity and the market price of shares of the ETF and/or securities held by the ETF may be adversely affected, sometimes materially. In addition, because shares of ETFs are traded on exchanges and are subject to market supply and investor demand, the market value of one share of an ETF may differ from its net asset value per share and the shares of an ETF may trade at, above or below their net asset value per share.

Because of the potential discrepancies identified above, the return on an ETF may correlate imperfectly with the return on the ETF’s underlying index.

There is no assurance that an active trading market will continue for the shares of the relevant ETF or that there will be liquidity in the trading market. Although the shares of an ETF to which your notes may be linked are listed for trading on various securities exchanges and a number of similar products have been traded on other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of such ETF or that there will be liquidity in the trading market.

An ETF is subject to management risks. Each ETF is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, an investment advisor may invest a portion of the ETF’s assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the ETF track the relevant industry or sector.

PS-12

Risks Relating to Commodity-Based Reference Assets

You will not own the underlying commodities. Investing in the notes is not the same as owning the applicable commodities or futures contracts relating to those commodities. You will not have a right to receive delivery of any of the applicable commodities or futures contracts relating to those commodities. We will not invest in any of the applicable commodities or futures contracts relating to those commodities on behalf or for the benefit of holders of the notes.

Commodities prices are highly volatile due to unpredictable factors that affect supply and demand. The following factors, which are beyond our control, may influence supply and demand of the underlying commodities or any futures contracts of the underlying commodities, and therefore the level of the Reference Asset and the market value of the notes:

•	political events;

•	weather;

•	agriculture;

•	disease;

•	labor activity;

•	technological developments;

•	direct government activity (such as embargoes); and

•	other supply disruptions in major producing or consuming regions of the applicable commodity.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.

Certain exchanges have regulations which limit the amount of fluctuations in futures contracts that may occur during a single trading day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a futures contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular futures contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular futures contract or forcing the liquidation of futures contracts at disadvantageous times or prices. These circumstances could affect the level of the Reference Asset or the underlying commodities of the Reference Asset and could therefore adversely affect the market value of the notes.

The notes will not be regulated by the Commodity Futures Trading Commission (the “CFTC”). Unlike a direct investment in futures contracts related to the underlying commodities, your investment in the notes does not afford you the benefits of the regulatory protections of the CFTC. You will not benefit from the CFTC’s or any other non-U.S. regulators’ regulatory protections that are afforded to persons who trade in futures contracts through a registered futures merchant or operator.

Unlike an investment in notes linked to the performance of an ETF that invests in one or more commodities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because the notes will not be interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

PS-13

GENERAL TERMS OF THE NOTES

This product supplement and the accompanying prospectus dated May 26, 2022 relating to the notes, should be read together. Because the notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series I, this product supplement and the accompanying prospectus should also be read together with the accompanying prospectus supplement, dated May 26, 2022. Terms used but not defined in this product supplement have the meanings given them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes will be issued in book-entry form through The Depository Trust Company. Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of the Debt Securities We May Offer—Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series I” that we may issue from time to time under the senior indenture, dated as of January 25, 2010, as supplemented by the First Supplemental Indenture thereto, dated September 23, 2018, between Bank of Montreal and Wells Fargo Bank, National Association and the Third Supplemental Indenture, dated as of May 26, 2022 Bank of Montreal, Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), and the Bank of New York Mellon. Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described in this document supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described in this product supplement are controlling.

Unless otherwise set forth in the applicable pricing supplement, we will not pay periodic interest payments on the notes. If any payment date, including the Maturity Date, falls on a day that is not a business day, we will pay the required payment on the first subsequent business day, and no additional interest will accrue on the notes as a result.

Payment at Maturity

Percentage Change. At maturity, subject to our credit risk as issuer of the notes, you will receive a cash payment that is based on the performance of the Reference Asset. The payment at maturity will depend upon the Percentage Change of the Reference Asset. Unless otherwise set forth in the applicable pricing supplement, the Percentage Change will be calculated as follows (and expressed as a percentage):

Final Level – Initial Level
Initial Level

However, if your notes are bearish notes, the Percentage Change will be calculated as follows (and expressed as a percentage):

Initial Level – Final Level
Initial Level

Initial Level. The relevant pricing supplement will set forth the Initial Level of the Reference Asset. Unless otherwise specified in the relevant pricing supplement, the Initial Level of a single Reference Asset will be the closing level of that Reference Asset on the pricing date. The Initial Level may also be the average of the closing levels of the applicable Reference Asset on two or more days before and/or after the pricing date. In the case of a note linked to a Basket, the Initial Level will be a level specified in the applicable pricing supplement.

Final Level. Unless otherwise specified in the relevant pricing supplement, the level of a Reference Asset on any Valuation Date will be its closing level on that date. Your notes may provide for the Final Level to be based upon the arithmetic average of the closing levels of the applicable Reference Asset on two or more Valuation Dates. In the case of a note linked to a Basket, the Final Level of the Basket will be the value of the Basket on the Valuation Date, or the arithmetic average of the value of the Basket on each of the Valuation Dates, as applicable, determined as described in more detail in the section entitled “—Notes Linked to a Basket” in this product supplement.

PS-14

Payment at Maturity in Excess of Principal

General. If the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, then, at maturity, you will receive an amount equal to:

Principal Amount + (Principal Amount × Percentage Change × Upside Leverage Factor)

The Upside Leverage Factor represents the extent to which your notes will participate in the upside performance (or in the case of bearish notes, downside performance) of the Reference Asset. The Upside Leverage Factor may be less than, equal to, or greater than 100%. If the Upside Leverage Factor is less than 100%, your notes will participate in less than the full upside performance (or in the case of bearish notes, downside performance) of the Reference Asset. If the Upside Leverage Factor is greater than 100%, your notes will participate in the upside performance (or in the case of bearish notes, downside performance) on a leveraged basis. The Upside Leverage Factor will be specified in the relevant pricing supplement, if applicable.

Digital Return Notes. Your notes may be “Digital Return Notes.” For Digital Return Notes, unless otherwise set forth in the applicable pricing supplement, if the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Digital Return)

If your notes are Digital Return Notes, the positive return on your notes may be limited to the Digital Return that will be specified in the applicable pricing supplement.

Booster Notes. Your notes may be “Booster Notes.” For Booster Notes, unless otherwise set forth in the applicable pricing supplement, if the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, the payment at maturity will be determined as follows:

If the Percentage Change is greater than the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Booster Percentage)

Payment at Maturity Less than or Equal to Principal

Notes Without a Buffer. If the Final Level is less than (or in the case of bearish notes, greater than) or equal to the Initial Level, then, unless otherwise described in the applicable pricing supplement, the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change × Downside Leverage Factor)

In this case, if the Final Level is less than (or in the case of bearish notes, greater than) the Initial Level, then, at maturity, you will receive less than the principal amount of your notes.

The Downside Leverage Factor represents the extent to which your notes will participate in the downside performance (or in the case of bearish notes, upside performance) of the Reference Asset. The Downside Leverage Factor may be less than, equal to, or greater than 100%. If the Downside Leverage Factor is less than 100%, your notes will participate in less than the full downside performance (or in the case of bearish notes, upside performance) of the Reference Asset. If the Downside Leverage Factor is greater than 100%, your notes will participate in the downside performance (or in the case of bearish notes, upside performance) on a leveraged basis. The Downside Leverage Factor will be specified in the relevant pricing supplement, if applicable. Depending on the Downside Leverage Factor, you may lose all or a substantial portion of the amount that you invested to purchase the notes; however, in no event will you lose more than your initial investment.

PS-15

Notes with a Buffer. If the relevant pricing supplement specifies that a “Buffer” is applicable to your notes, then, if the Final Level less than or equal to (or in the case of bearish notes, greater than or equal to) the Initial Level, but is greater than or equal to (or in the case of bearish notes, less than or equal to) the Buffer Level, then the payment at maturity will equal the principal amount of your notes.

However, if the Final Level is less than (or in the case of bearish notes, greater than) the Buffer Level, then the payment at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)
× Downside Leverage Factor]

The applicable Buffer Level and Buffer Percentage will be set forth in the applicable pricing supplement.

Notes with a Barrier Level. We may issue notes that have a specified “Barrier Level.” For these notes, we will pay an amount at maturity that is less than the principal amount of the notes only if (a) the Final Level is less than (or in the case of bearish notes, greater than) the applicable Initial Level (or, if applicable, Buffer Level), as set forth above, and (b) a “Barrier Event” occurs. A “Barrier Event” will be deemed to occur if the level of the Reference Asset (as set forth in the applicable pricing supplement) is less than (or in the case of bearish notes, greater than) a Barrier Level during an observation period that will be specified in the applicable pricing supplement. The provisions relating to the Barrier Level, together with any risk factors, will be set forth in the applicable pricing supplement.

Notes Linked to a Basket

If your notes are linked to a Basket, each Basket Component will be assigned a “Weighting Percentage” that will be set forth in the applicable pricing supplement. The sum of the Weighting Percentages of the Basket Components will equal 100%. The Basket Components may or may not have equal Weighting Percentages.

The “Initial Basket Component Level” of each Basket Component will be set forth in the applicable pricing supplement. Unless otherwise set forth in the applicable pricing supplement, the value of any Basket Component on any trading day, including any Valuation Date, will be its closing level.

The Initial Level will be set forth in the applicable pricing supplement. Unless otherwise set forth in the applicable pricing supplement, the “Final Level” will equal the Initial Level multiplied by the Percentage Change. The Percentage Change for notes linked to a Basket will equal the sum of the “Weighted Percentage Change” for each Basket Component. The “Weighted Percentage Change” will be equal to the product of (a) the applicable Weighting Percentage and (b) the percentage change in the value of the Basket Component from its Initial Basket Component Level set on the pricing date to its value on the Valuation Date. If there is more than one Valuation Date for your notes, the final value of each Basket Component will be equal to the arithmetic average of the closing levels of that Basket Component on each of the Valuation Dates.

When we refer to the level of a Basket during the term of the notes, we are referring to the value that would be determined if the Percentage Change was calculated as of that day.

Valuation Date

Unless otherwise specified in the relevant pricing supplement, the Valuation Date (if there is only one Valuation Date applicable to the notes) or the final Valuation Date (if there is more than one Valuation Date applicable to the notes) will be the third trading day before the Maturity Date specified in the relevant pricing supplement. If the calculation agent determines that a market disruption event occurs or is continuing on any Valuation Date applicable to the notes, the Final Level will be determined according to the calculation in “—Market Disruption Events” below.

PS-16

Maturity Date

Unless otherwise specified in the relevant pricing supplement, the Maturity Date will be the third scheduled business day following the Valuation Date or the final Valuation Date, as applicable, unless that date is not a business day, in which case the Maturity Date will be the next following business day. The Maturity Date will be postponed by the same number of trading days as the Valuation Date or the final Valuation Date, as applicable, if a market disruption event occurs or is continuing as described above. However, no interest will accrue past the Maturity Date specified in the relevant pricing supplement.

Certain Definitions

Business Day. Unless otherwise set forth in the applicable pricing supplement, “business day” means a day of the week other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City.

If any payment on the notes is scheduled to occur on a day which is not a business day, such payment will be made on the next following business day unless otherwise set forth in the applicable pricing supplement.

Trading Day. Unless otherwise set forth in the applicable pricing supplement, “trading day” is any day, as determined by the calculation agent, (i) on which trading is generally conducted on the primary market on which the securities included in a Reference Asset that is an index and (ii) on which trading is generally conducted on the relevant primary U.S. exchange for a Reference Asset that is an equity security or an ETF.

Closing Level. Unless otherwise set forth in the applicable pricing supplement, the closing level for a Reference Asset will be its official closing level (for a Reference Asset that is an index) or closing price (for a Reference Asset that is an equity security or an ETF), as applicable.

Closing Price. Unless otherwise set forth in the applicable pricing supplement, the closing price for a Reference Asset that is an equity security or ETF on any trading day will equal the closing sale price or last reported sale price, regular way, for the security or ETF, on a per-share or other unit basis:

•	on the principal national securities exchange on which that Reference Asset is listed for trading on that day; or

•	if that security or ETF is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that Reference Asset.

If a Reference Asset is not listed or traded as described above, then the closing level for that Reference Asset on any trading day will be the average, as determined by the calculation agent, of the bid prices for the applicable Reference Asset obtained from as many dealers in that Reference Asset selected by the calculation agent, in its sole discretion, as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of our other affiliates.

Automatic Call

If so specified in the applicable pricing supplement, your notes will be subject to automatic redemption. The terms relating to any such redemption will be set forth in the applicable pricing supplement.

Market Disruption Events

If the calculation agent determines that, on a Valuation Date and/or, if your notes are subject to automatic early redemption, on a call observation date, or on any other applicable observation date, a market disruption event has occurred or is continuing with respect to a Reference Asset, the determination of the Final Level and/or, if applicable, the closing level of the applicable Reference Asset, may be postponed. If such a postponement occurs, the calculation agent will use the closing level of the applicable Reference Asset on the first subsequent trading day on which no market disruption event occurs or is continuing. However, in no event will the determination of the Final Level and/or, if applicable, the closing level of the applicable Reference Asset, be postponed by more than ten trading days.

PS-17

If the determination of the Final Level and/or, if applicable, the closing level of the applicable Reference Asset, is postponed to the last possible day, but a market disruption event for the affected Reference Asset occurs or is continuing on that day, that day will be the date on which the Final Level and/or, if applicable, the closing level of the applicable Reference Asset, will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Level and/or, if applicable, the closing level of the applicable Reference Asset, that would have prevailed in the absence of the market disruption event.

For the avoidance of doubt, in the case of notes linked to two or more Reference Assets (including, without limitation, notes linked to a Basket), if the calculation agent determines that no market disruption event is occurring with respect to a particular Reference Asset or Basket Component, all determination with respect to such Reference Asset or Basket Component will be made on the originally scheduled date irrespective of the occurrence of a market disruption event with respect to one or more other Reference Assets or Basket Components.

If the Final Level and/or any other applicable level of a Reference Asset will be determined over more than one Valuation Date and a market disruption event occurs or is continuing on any scheduled Valuation Date other than the final Valuation Date with respect to a Reference Asset, the level of that Reference Asset for that Valuation Date will equal the closing level of that Reference Asset on the next scheduled Valuation Date. For example, if a market disruption event occurs or is continuing on the first and second scheduled Valuation Dates with respect to any Reference Asset, but not on the third scheduled Valuation Date, then the closing level of that Reference Asset on the third scheduled Valuation Date will also be deemed to be the closing level of that Reference Asset on the first and second scheduled Valuation Dates. If no further scheduled Valuation Dates occur after a Valuation Date on which a market disruption event occurs or is continuing or if a market disruption event occurs or is continuing on the final Valuation Date with respect to any Reference Asset, then the closing level of that Reference Asset for that Valuation Date will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered to be commercially reasonable under the circumstances) by the calculation agent on that final Valuation Date, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of that Reference Asset that would have prevailed in the absence of the market disruption event.

For the avoidance of doubt, if any observation date (including, without limitation, any Valuation Date or call observation date) is postponed due to a market disruption event, the relevant payment date will be postponed by the same number of trading days. In the case of a note linked to two or more Reference Assets (including, without limitation, notes linked to a Basket), the relevant payment date will be postponed to maintain the same number of trading days between the last observation date as postponed and the relevant payment date as existed between the originally scheduled observation date and payment date prior to any postponement.

A market disruption event for a particular offering of the notes shall not necessarily be a market disruption event for any other offering of the notes.

As to a Reference Asset that is an index, a market disruption event means any event, circumstance or cause which we determine, and the calculation agent confirms, has or will have a material adverse effect on our ability to perform our obligations under the notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to any index:

•	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of that index;

•	a suspension, absence or limitation of trading in futures or options contracts relating to that index on their respective markets;

PS-18

•	any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of that index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that index on their respective markets;

•	the closure on any day of the primary market for futures or options contracts relating to that index or index components constituting 20% or more, by weight, of that index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•	any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of that index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that index are traded, fails to open for trading during its regular trading session; or

•	any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this product supplement.

As to a Reference Asset that is an equity security (including an ETF), any of the following will be a market disruption event, as determined by the calculation agent in its sole discretion:

•	a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the calculation agent;

•	any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the security in its primary market;

•	the closure on any day of the primary market for that security on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•	any scheduled trading day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•	any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this product supplement.

PS-19

Adjustments to a Reference Asset that Is an Index

If the Index Sponsor discontinues publication of an index that is a Reference Asset and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable observation date.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

If a successor index is selected by the calculation agent, that successor index will be used as a substitute for the relevant index for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.

If any Index Sponsor discontinues publication of an index prior to, and that discontinuance is continuing on, any observation date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the level of that index for the relevant date in accordance with the formula for and method of calculating that index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of that index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising that index.

If at any time the method of calculating a closing level for an index or a successor index is changed in a material respect, or if an index is in any other way modified so that that index does not, in the opinion of the calculation agent, fairly represent the level of that index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on the applicable observation date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to that index as if those changes or modifications had not been made. Accordingly, if the method of calculating an index is modified so that the value of that index is a fraction of what it would have been if it had not been modified (e.g., due to a split in that index), then the calculation agent will adjust that index in order to arrive at a level of that index as if it had not been modified (e.g., as if such split had not occurred).

Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF)

The Initial Level, the Buffer Level and/or the Barrier Level, as well as any other applicable level, of each Reference Asset will be specified in the applicable pricing supplement. The calculation agent will adjust the Initial Level, the Buffer Level and/or the Barrier Level, as well as any other applicable level, of a Reference Asset if any of the dilution events described below occurs with respect to that Reference Asset.

The calculation agent will adjust the Initial Level, the Buffer Level, the Barrier Level and/or any other applicable level as described below, of a Reference Asset but only if an event below under this section occurs with respect to that Reference Asset and only if the relevant event occurs during the period described under the applicable subsection. The Initial Level, the Buffer Level, the Barrier Level and/or any other applicable level of each Reference Asset will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the applicable Reference Asset.

If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Level, the Buffer Level, the Barrier Level and/or any other applicable level of a Reference Asset, the calculation agent will adjust such Initial Level, Buffer Level, Barrier Level and/or any other applicable level for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Therefore, having adjusted the Initial Level, the Buffer Level, the Barrier Level and/or any other applicable level of the affected Reference Asset for the first event, the calculation agent will adjust such Initial Level, Buffer Level, Barrier Level and/or any other applicable level for the second event, applying the required adjustment to such Initial Level, Buffer Level, Barrier Level and/or any other applicable level as already adjusted for the first event, and so on for each event.

PS-20

If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment in an attempt to offset, to the extent practical, any change in the economic position of the holder and us, relative to your note, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments set forth in the section as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock split or stock dividend.

If a Reference Asset is subject to a stock split or receives a stock dividend, then the calculation agent will adjust its Initial Level, Buffer Level, Barrier Level and/or any other applicable level by dividing the prior Initial Level, Buffer Level, and/or Barrier Level, as applicable, before the stock split or stock dividend by an amount equal to: (1) the number of shares of the applicable Reference Asset outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the applicable Reference Asset outstanding immediately before the stock split or stock dividend becomes effective. The Initial Level, Buffer Level, Barrier Level and/or any other applicable level of a Reference Asset will not be adjusted, however, unless:

•	in the case of a stock split, the first day on which the applicable Reference Asset trades without the right to receive the stock split occurs after the pricing date and on or before the applicable observation date; or

•	in the case of a stock dividend, the ex-dividend date occurs after the pricing date and on or before the applicable observation date.

The ex-dividend date for any dividend or other distribution with respect to a Reference Asset is the first day on which the applicable Reference Asset trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If a Reference Asset is subject to a reverse stock split, then the calculation agent will adjust its Initial Level, Buffer Level, Barrier Level and/or any other applicable level by multiplying the prior Initial Level, Buffer Level, Barrier Level and/or any other applicable level by a number equal to: (1) the number of shares of the applicable Reference Asset outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of the applicable Reference Asset outstanding immediately after the reverse stock split becomes effective. The Initial Level, Buffer Level, Barrier Level and/or any other applicable level of the affected Reference Asset will not be adjusted, however, unless the reverse stock split becomes effective after the pricing date and on or before the applicable observation date.

Extraordinary Dividends

Any distribution or dividend on a Reference Asset determined by the calculation agent to be a distribution or dividend that is not in the ordinary course of the issuer’s historical dividend practices will be deemed to be an extraordinary dividend. The calculation agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.

If any extraordinary dividend occurs with respect to a Reference Asset, the calculation agent will adjust its Initial Level, Buffer Level, Barrier Level and/or any other applicable level to equal the product of: (1) the prior Initial Level, Buffer Level, Barrier Level and/or any other applicable level, times (2) a fraction, the numerator of which is the amount by which the closing level of the applicable Reference Asset on the business day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the closing level of the applicable Reference Asset on the business day before the ex-dividend date. The Initial Level, Buffer Level, Barrier Level and/or any other applicable level of a Reference Asset will not be adjusted, however, unless the ex-dividend date occurs after the pricing date and on or before the applicable observation date.

PS-21

The extraordinary dividend amount with respect to an extraordinary dividend for a Reference Asset equals:

•	for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the applicable Reference Asset minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the applicable Reference Asset; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on a Reference Asset that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the applicable Reference Asset’s Initial Level, Buffer Level, Barrier Level and/or any other applicable level only as described under “— Stock Splits and Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the issuer of a Reference Asset issues transferable rights or warrants to all holders of that Reference Asset to subscribe for or purchase that Reference Asset at an exercise price per share that is less than the closing level of that Reference Asset on the business day before the ex-dividend date for the issuance, then the applicable Initial Level, Buffer Level, Barrier Level and/or any other applicable level will be adjusted by multiplying the prior Initial Level, Buffer Level, Barrier Level and/or any other applicable level by the following fraction:

•	the numerator will be the number of shares of the applicable Reference Asset outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the applicable Reference Asset that the aggregate offering price of the total number of shares of the applicable Reference Asset so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing level on the trading day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing level on the trading day before that ex-dividend date.

•	the denominator will be the number of shares of the applicable Reference Asset outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the applicable Reference Asset offered for subscription or purchase under those transferable rights or warrants.

The Initial Level, Buffer Level, Barrier Level and/or any other applicable level will not be adjusted, however, unless the ex-dividend date described above occurs after the pricing date and on or before the applicable observation date.

Reorganization Events

If the issuer of a Reference Asset undergoes a reorganization event in which property other than that Reference Asset—e.g., cash and securities of another issuer—is distributed in respect of that Reference Asset, then, for purposes of calculating the level of that Reference Asset, the calculation agent will determine the closing level of the applicable Reference Asset on any applicable observation date to equal the value of the cash, securities and other property distributed in respect of one share of the affected Reference Asset.

PS-22

If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, substitute another stock for that Reference Asset.

Each of the following is a reorganization event with respect to a Reference Asset:

•	a Reference Asset is reclassified or changed;

•	the issuer of a Reference Asset has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•	the issuer of a Reference Asset sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•	the issuer of a Reference Asset effects a spin-off—that is, issues to all holders of the affected Reference Asset equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the issuer of a Reference Asset is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•	another entity completes a tender or exchange offer for all of the outstanding stock of the issuer of a Reference Asset.

Valuation of Distribution Property

If a reorganization event occurs with respect to a Reference Asset, and the calculation agent does not substitute another stock for that Reference Asset as described in “— Substitution” below, then the calculation agent will determine the applicable closing level on each observation date so as to equal the value of the property — whether it be cash, securities or other property — distributed in the reorganization event in respect of one share of the affected Reference Asset, as that Reference Asset existed before the date of the reorganization. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the pricing date and on or before the applicable observation date.

For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing level for the security on the relevant date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the affected Reference Asset may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the closing level of the affected Reference Asset on an observation date to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the closing level. The calculation agent will do so to the same extent that it would make determinations if the applicable Reference Asset were outstanding and were affected by the same kinds of events.

PS-23

For example, if the issuer of a Reference Asset merges into another company and each share of that Reference Asset is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each observation date the closing level of a share of the applicable Reference Asset will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The calculation agent will further determine the common share component of such closing level to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in “— Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF)” or as described above in this “— Reorganization Events” section as if the common shares were the applicable Reference Asset. In that event, the cash component will not be redetermined but will continue to be a component of the closing level.

When we refer to “distribution property”, we mean the cash, securities and other property distributed in a reorganization event in respect of the applicable Reference Asset. If an adjustment resulting from a prior reorganization had occurred, the “distribution property” will mean the cash, securities and other property distributed in respect of any securities whose value determines the closing level on an observation date. In the case of a spin-off, the distribution property also includes the Reference Asset in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the affected Reference Asset as described above. Consequently, in this product supplement, when we refer to a Reference Asset, we mean any distribution property that is distributed in a reorganization event in respect of a Reference Asset. Similarly, when we refer to the issuer of a Reference Asset, we mean any successor entity in a reorganization event.

Substitution

If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to a Reference Asset upon becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for the affected Reference Asset. In such case, the adjustments described above in “— Valuation of Distribution Property” will not apply.

If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange or quotation system as a substitute for the affected Reference Asset. For all purposes, the substitute stock will be deemed to be the affected Reference Asset for all purposes under the notes hereof.

The calculation agent will determine, in its sole discretion, the applicable Reference Asset’s Initial Level, Buffer Level, Barrier Level and/or any other applicable level and/or the manner of valuation of the substitute stock. The calculation agent will have the right to make such adjustments to the calculation of the individual stock performance as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Adjustments Relating to ADRs

A Reference Asset may consist of ADRs of the underlying company. As a result, for purposes of this section, the calculation agent will consider the effect of any of the relevant events on the holders of a Reference Asset. For example, if a holder of a Reference Asset receives an extraordinary dividend, the provisions described in this section would apply to the applicable Reference Asset. On the other hand, if a spin-off occurs, and a Reference Asset represents both the spun-off security as well as the existing Reference Asset, the calculation agent may determine not to effect the anti-dilution adjustments set forth in this section. More particularly, the calculation agent may not make an adjustment (1) if holders of the applicable Reference Asset are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth in this section or (2) to the extent that the calculation agent determines that the underlying company or the depositary for the ADRs has adjusted the number of common shares of the underlying company represented by each share of the applicable Reference Asset so that the market price of the applicable Reference Asset would not be affected by the corporate event in question.

PS-24

If the underlying company or the depository for the ADRs, in the absence of any of the events described in this section, elects to adjust the number of common shares of the underlying company represented by each share of applicable Reference Asset, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depository for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depository, the calculation agent may adjust such terms and conditions of the notes as the calculation agent determines appropriate to account for that event.

Other Events and Adjustments

The calculation agent may make such adjustments to the terms of the notes with respect to any of the events described above, as it deems in its discretion is necessary to ensure an equitable result.

Delisting of ADRs or Termination of ADR Facility

If a Reference Asset is an ADR that is no longer listed or admitted to trading on a U.S. securities exchange registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the underlying company and the ADR depositary is terminated for any reason, then, on and after the date that the applicable Reference Asset is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the notes will be deemed to be linked to the common shares of the underlying company, and the calculation agent will determine the payment at maturity by reference to such common shares. Under such circumstances, the calculation agent may modify any terms of the notes as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, including the determination of the Final Level, the closing level of the underlying company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Adjustments to an ETF

If an ETF is de-listed from the relevant exchange, liquidated or otherwise terminated, the calculation agent will substitute an ETF that the calculation agent determines, in its sole discretion, is comparable to the discontinued fund (such fund being referred to herein as a “successor ETF”). If the ETF (or a successor ETF) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no successor fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing level of one share of the ETF by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the ETF. If a successor ETF is selected or the calculation agent calculates the closing level by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the ETF, that successor ETF or computation methodology will be substituted for the ETF (or such successor ETF) for all purposes of the notes.

If the calculation agent determines that no substitute ETF comparable to the original ETF, or no appropriate computation methodology exists, then the calculation agent will deem the closing level of the original ETF on the trading day immediately prior to its delisting, liquidation or other termination to be the closing level of the original ETF on every remaining trading day to, and including, the final Valuation Date.

The calculation agent also may determine that no adjustment is required under this subsection by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the closing level of one share of the ETF (or any successor ETF) and of any related determinations and calculations, and its related determinations and calculations will be conclusive in the absence of manifest error.

Adjustments Relating to Notes Linked to a Basket

If the calculation agent substitutes a successor Reference Asset, or otherwise affects or modifies a Basket Component, then the calculation agent will make those calculations and adjustments as, in judgment of the calculation agent, may be necessary in order to arrive at a basket comparable to the original Basket (including without limitation changing the percentage weights of the Basket Components), as if those changes or modifications had not been made, and will calculate the payment at maturity with reference to that basket or the successor basket (as described below), as adjusted.

PS-25

In this event, the calculation agent will provide written notice to the trustee of these calculations and adjustments, and the trustee will furnish written notice thereof to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

In the event of the adjustment described above, the newly composed basket is referred to in this section as the “successor basket” and will be used as a substitute for the original Basket for all purposes.

If the calculation agent determines that the available successor basket or basket components as described above do not fairly represent the value of the original Basket or Basket Components, as the case may be, then the calculation agent will determine the level of the applicable Basket Components or the Basket level for any Valuation Date as described in this product supplement.

Notwithstanding these alternative arrangements, discontinuance of trading on the applicable exchanges or markets in any Basket Component may adversely affect the market value of the notes.

Events of Default

Unless otherwise specified in the applicable pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount of cash equal to the amount payable as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the Valuation Date or the final Valuation Date, as applicable, together with accrued and unpaid interest (if applicable to your notes) through the date of acceleration.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Role of Calculation Agent

The calculation agent will make all determinations regarding the level of the Reference Asset, business days, market disruption events, the default amount, and the amount payable on your notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Please note that our affiliate, BMO Capital Markets Corp., is expected to serve as the calculation agent for the notes. We may change the calculation agent for your notes at any time after the date of this product supplement without notice and BMO Capital Markets Corp. may resign as calculation agent at any time upon 60 days written notice to us.

Listing

Your notes will not be listed on any securities exchange.

PS-26

Use of Proceeds And Hedging

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of the Reference Assets or any securities, commodities or other assets included in the Reference Assets, or listed or over-the-counter options, futures and other instruments linked to the Reference Assets or the securities or other assets that they represent. In addition, from time to time after we issue the notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes. Consequently, with regard to your notes, from time to time we or our affiliates expect to acquire or dispose of positions in the Reference Assets or any securities, commodities or other assets included in the Reference Assets or positions in listed or over-the-counter options, futures or other instruments linked to the Reference Assets or the securities or other assets that they represent.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to the Reference Assets or the securities or other assets that they represent. We expect these steps to involve sales of instruments linked to the Reference Assets or these assets on or shortly before the applicable Valuation Dates. These steps may also involve transactions of the type contemplated above. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions. Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

PS-27

Supplemental Tax Considerations

The following is a general description of certain tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the notes offered by this document, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of notes, (3) is not affiliated with us, (4) does not receive any payment of interest on a note in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold notes in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary does not address the possible application of the “hybrid mismatch arrangement” rules contained in proposals to amend the Tax Act released by the Minister of Finance (Canada) on April 29, 2022 (the “Hybrid Mismatch Proposals”) to a Holder (i) that disposes of a Note to a person or entity with which it does not deal at arm’s length or to an entity that is a “specified entity” (as defined in the Hybrid Mismatch Proposals) with respect to the Holder or in respect of which the Holder is a “specified entity”, (ii) that disposes of a Note under, or in connection with, a “structured arrangement” (as defined in such Hybrid Mismatch Proposals), or (iii) in respect of which we are a “specified entity”. Such Holders should consult their own tax advisors.

This summary supersedes and replaces in its entirety the section of the prospectus entitled “Canadian Taxation.”

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document (the “Proposed Amendments”), including the Hybrid Mismatch Proposals, and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

Canadian federal income tax considerations applicable to the notes may be described more particularly when such notes are offered (and then only to the extent material) in a pricing supplement related thereto if they are not addressed by the comments following and, in that event, the following will be superseded thereby to the extent indicated in that pricing supplement. These Canadian federal income tax considerations may also be supplemented, amended and/or replaced in a pricing supplement.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the notes should consult their own tax advisors having regard to their own particular circumstances.

PS-28

Interest paid or credited or deemed to be paid or credited by us on a note (including amounts on account or in lieu of payment of, or in satisfaction of interest) to a Holder generally will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is not subject to withholding tax unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest on a note, or any portion of the principal amount of a note in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax, unless otherwise specified in the applicable pricing supplement.

In the event that a note, interest on which is not exempt from Canadian non-resident withholding tax (other than a note which is an “excluded obligation,” as defined in the Tax Act for this purpose) is redeemed in whole or in part, cancelled, repurchased or purchased by us or any other person resident or deemed to be resident in Canada from a Holder or is otherwise assigned or transferred by a Holder to a person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, or in certain cases, the price for which such note was assigned or transferred to the Holder by a person resident or deemed resident in Canada, the excess may be deemed to be interest and may, together with any interest that has accrued on the note to that time, be subject to Canadian non-resident withholding tax.

If an amount of interest paid by us on a note were to be non-deductible by us in computing our income as a result of the application of proposed subsection 18.4(4) of the Tax Act, such amount of interest would be deemed to have been paid by us as a dividend, and not to have been paid by us as interest, and be subject to Canadian non-resident withholding tax. Proposed subsection 18.4(4) would apply only if a payment of interest by us on a note constituted the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Tax Act.

No payment of interest by us on a note should be considered to arise under a “hybrid mismatch arrangement” as no such payment should be considered to arise under or in connection with a “structured arrangement”, both as defined in proposed subsection 18.4(1) of the Tax Act, on the basis that (i) based on pricing data and analysis provided to Torys LLP by us in relation to these notes, it should not be reasonable to consider that any economic benefit arising from any “deduction/non-inclusion mismatch” as defined in proposed subsection 18.4(6) of the Tax Act is reflected in the pricing of the notes, and (ii) it should also not be reasonable to consider that the notes were designed to, directly or indirectly, give rise to any “deduction/non-inclusion mismatch”.

Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of a note or on the proceeds received by a Holder on the disposition of a note (including redemption, cancellation, purchase or repurchase).

Supplemental U.S. Federal Income Tax Considerations

The following is a general description of certain U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The following disclosure has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information. You should not rely upon the following disclosure, or the disclosure under “United States Federal Income Taxation” in the prospectus or “Certain Income Tax Consequences—United States Federal Income Taxation” in the prospectus supplement, with regard to an investment in any particular note because this disclosure does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the pricing supplement applicable to your notes indicates that you may rely on the following disclosure. Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below.

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Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the pricing supplement relating to your note, and, unless the pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or prospectus in deciding whether to invest in any note. Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus). It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. In addition to such exclusions, this discussion does not apply to holders subject to special rules under Section 451(b) of the Code.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether any Reference Asset or any of the entities whose stock is held by or included in any Reference Asset would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If any Reference Asset or any of the entities whose stock is held by or included in any Reference Asset were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC and other authorities by any Reference Asset and the entities whose stock is held by or included in any Reference Asset, as applicable, and consult your tax advisor regarding the possible consequences to you in this regard.

Notes Treated as Indebtedness

       We may treat certain offerings of notes as indebtedness for U.S. federal income tax purposes. The applicable pricing supplement will indicate whether we intend to treat a note as indebtedness for U.S. federal income tax purposes. To the extent we treat a note as indebtedness for U.S. federal income tax purposes, the U.S. federal income tax treatment of your notes will depend on whether (i) the term of your notes exceeds one year, or (ii) the term of your notes will not exceed one year without regard to the effect of an extension in the event of a market disruption event. Accordingly, we set forth a separate subsection for each of the situations described in the previous sentence. In addition, the following discussion assumes that your notes (i) are purchased for an amount equal to their issue price, as determined for U.S. federal income tax purposes, (ii) pay a minimum amount at maturity that is equal to the principal amount, (iii) are denominated in U.S. dollars, and (iv) will not pay you interest during the term of the notes. The relevant pricing supplement will discuss the tax consequences if the minimum payment on your notes is less than 100% of the principal amount, your notes are not denominated in U.S. dollars, or your notes pay you interest during the term of the notes. Unless otherwise specified in the relevant pricing supplement, Bank of Montreal intends to treat any interest with respect to the notes, as determined for U.S. federal income tax purposes, as from sources within the United States.

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Where the Term of the Notes Exceeds One Year

       Where the term of the notes exceeds one year, we intend to treat the notes as subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. A projected payment schedule with respect to a note generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that note equal to the comparable yield. This projected payment schedule will consist of the principal amount, any noncontingent payments provided under the terms of the note, and a projection for tax purposes of each contingent payment. These rules generally will have the effect of requiring you to include amounts as income in respect of the notes prior to your receipt of cash attributable to that income. If the notes provide for an automatic redemption, it is not entirely clear how, under the Treasury regulations, the maturity date for debt instruments such as the notes should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your note based on the assumption that your note will remain outstanding until the stated maturity date and the projected contingent payment will be made at that time, and we intend to make the computation in this manner.

The amount of interest that you will be required to include in income during each accrual period for the notes will equal the product of the adjusted issue price for the notes at the beginning of the accrual period and the comparable yield for the notes for such period. The adjusted issue price of the notes will equal the notes’ original offering price plus any interest deemed to be accrued on the notes (under the rules governing contingent payment debt instruments) and decreased by the projected amount of any payments previously made on the notes.

To obtain the comparable yield and projected payment schedule for your particular note, you should contact the Managing Director at the US Retail Investor Solutions Group via email at investor.solutions@bmo.com or via mail at BMO Capital Markets US Retail Investor Solutions Group 151 West 42nd Street, New York, New York 10036. You are required to use such comparable yield and projected payment schedule in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes.

If the contingent payment on the notes becomes fixed on a day that is more than six months before the payment is due, applicable Treasury regulations provide that you should make adjustments to the prior and future interest inclusions in respect of your notes over the remaining term for the notes in a reasonable manner. You should consult your tax advisor as to what would be a “reasonable manner” in your particular situation.

You will recognize gain or loss on the sale, automatic redemption or maturity of the notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the notes. In general, your adjusted basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes), and decreased by the projected amount of any payments previously made on your notes.

Any gain you recognize on the sale, automatic redemption or maturity of the notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. The deductibility of capital losses is limited.

Where the Term of the Notes Will Not Exceed One Year Without Regard to the Effect of an Extension in the Event of a Market Disruption Event

Where the term of the notes will not exceed one year, we intend to treat such notes as contingent debt instruments with a term of one year or less. There are no specific rules that govern contingent short-term debt. However, it is likely that the notes should be subject to the general rules that are applicable to short-term debt as described under the heading “United States Federal Income Taxation—Tax Consequences to Holders of Our Debt Securities—Original Issue Discount—Short-Term Debt Securities” in the accompanying prospectus. For purposes of applying such rules, amounts should not be treated as having accrued on the notes until a holder is entitled to a fixed minimum positive return.

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If the term of your notes may exceed one year in the event of a market disruption event, your notes may be treated as notes with a term in excess of one year. In such case, your notes would be subject to the rules described under “—Where the Term of the Notes Exceeds One Year” above.

Notes Treated as Pre-Paid Derivative Contracts

We may treat certain offerings of notes as pre-paid derivative contracts for U.S. federal income tax purposes. The applicable pricing supplement will indicate whether we intend to treat a note as a pre-paid derivative contract for U.S. federal income tax purposes.

The following tax disclosure in this section assumes that (i) any Reference Asset that is an equity security or shares of an exchange traded fund will be traded on a public exchange and is not an interest in a “United States real property holding corporation” (as such term is defined in the Code); (ii) no periodic payments of interest will be made on the notes; (iii) there is a significant possibility of a significant loss of principal on an investment in the notes; (iv) initial purchasers will acquire the notes for an amount equal to their principal amount; and (v) there is a reasonable likelihood that the Final Level will be greater than or equal to the Initial Level.

If the notes are properly treated as pre-paid derivative contracts for U.S. federal income tax purposes, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a United States holder should generally recognize capital gain or loss upon the sale, automatic redemption or maturity of the notes in an amount equal to the difference between the amount a United States holder receives at such time and the United States holder’s tax basis in the notes. In general, a United States holder’s tax basis in the notes will be equal to the price the holder paid for the notes. Capital gain recognized by an individual United States holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for notes of a United States holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes. If the notes are held by the same United States holder until maturity, that holder’s holding period will generally include the Maturity Date. It is possible that the Internal Revenue Service could assert that a United States holder’s holding period in respect of the notes should end on the date on which the amount the holder is entitled to receive upon the maturity of the notes is determined, even though the holder will not receive any amounts from us in respect of the notes prior to the maturity of the notes. In such case, a United States holder may be treated as having a holding period in respect of the notes that is one year or less even if the holder receives cash upon maturity of the notes at a time that is more than one year after the beginning of its holding period.

Potential Application of Section 1260 of the Code

To the extent that a Reference Asset is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as ETFs, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, unless otherwise specified in the applicable pricing supplement, there exists a substantial risk that an investment in a note is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange, automatic redemption or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, automatic redemption or settlement).

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If an investment in a note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a United States holder in respect of the note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the note will equal the excess of (i) any long-term capital gain recognized by the United States holder in respect of the note and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such United States holder would have had if such United States holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the note attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of sale, exchange, automatic redemption or settlement of the note at fair market value (and appropriately taking into account any leveraged upside exposure). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. United States holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the note.

Under Section 1260 of the Code, there is a presumption that the net underlying long-term capital gain is zero (with the result that the recharacterization and interest charge described above would apply to all of the gain from the notes that otherwise would have been long-term capital gain), unless the contrary is demonstrated by clear and convincing evidence. Holders will be responsible for obtaining information necessary to determine the net underlying long-term capital gain with respect to the corresponding Section 1260 Financial Assets, as we do not intend to supply holders with such information. Holders should consult with their tax advisor regarding the application of the constructive ownership transaction to their notes and the calculations necessary to comply with Section 1260 of the Code.

Alternative Treatments

Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it would be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument. If the notes have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments, as described above under “—Notes Treated as Indebtedness—Where the Term of the Notes Exceeds One Year.” If the notes are treated as a single debt instrument that has a term of no more than one year, the notes would be treated as a single contingent short-term debt instrument, which would also result in tax consequences that are different from those described above.

If the Reference Asset or a Basket Component periodically rebalances, it is possible that the notes could be treated as a series of pre-paid derivative contracts, each of which matures on the next rebalancing date. If the notes were properly characterized in such a manner, a United States holder would be treated as disposing of the notes on each rebalancing date in return for new pre-paid derivative contracts that mature on the next rebalancing date, and a holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, automatic redemption or maturity of the notes should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they sought taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Unless stated otherwise in the relevant pricing supplement, we intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this product supplement unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

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Non-United States Holders

The following discussion applies to non-United States holders of the notes. A non-United States holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Except as discussed below, and in the case of notes treated as indebtedness for U.S. federal income tax purposes, subject to generally applicable exceptions set forth in the rules exempting “portfolio interest” from U.S. withholding tax, a non-United States holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the United States for 183 days or more during the taxable year of the sale, automatic redemption or maturity of the notes. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a United States holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate. The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective investors should consult their own tax advisors in this regard.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Except as otherwise set forth in any applicable pricing supplement, we expect that the delta of a note with terms described in this product supplement with respect to the Reference Assets will not be one, and therefore, we expect non-United States holders should not be subject to withholding on dividend equivalent payments, if any, under a note described in this product supplement issued before January 1, 2023. However, it is possible that notes issued before January 1, 2023 could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a Reference Asset or the notes, and following such occurrence, such notes could be treated as subject to withholding on dividend equivalent payments. Non-United States holders that enter, or have entered, into other transactions in respect of a Reference Asset or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation—Other Considerations—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

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In the case of a non-United States holder, backup withholding and information reporting will not apply to payments made if the non-United States holder provides the required certification that it is not a United States person, or the non-United States holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge or reason to know that the holder is a United States person, or that the conditions of any exemption are not satisfied.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

Proposed regulations eliminate the requirement of withholding on gross proceeds from the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. If we (or an applicable withholding agent) determine withholding is appropriate with respect to the notes, we (or such agent) will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

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CERTAIN CONSIDERATIONS FOR ERISA AND OTHER U.S. EMPLOYEE BENEFIT PLANS

Subject to the following discussion, the notes may be purchased by an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title I of ERISA, a plan or account subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), an entity whose underlying assets include the assets of any of the foregoing (each of the foregoing, a “Benefit Plan Investor”), or any other plan which is subject to any federal, state, local or other law that is substantially similar to the fiduciary responsibility and prohibited transaction provisions of ERISA or Section 4975 of the Code (“Similar Law”). A fiduciary of a Benefit Plan Investor subject to ERISA, should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Benefit Plan Investors, from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Benefit Plan Investors. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to Similar Law.

The acquisition of notes by Benefit Plan Investor with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for certain transactions between a Benefit Plan Investor and persons who are parties in interest or disqualified persons solely by reason of providing services to the Benefit Plan Investor or being affiliated with such service providers. There can be no assurance that these or any other exemption will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because we or our affiliates may be considered to be a party in interest with respect to many plans, the notes may not be purchased, held or disposed of by any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the service provider exemption, or any other applicable exemption. Except as otherwise set forth in any applicable pricing supplement, by its purchase of any notes, each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed by its purchase and holding of the notes offered hereby that either (i) it is not and it is not acquiring the notes on behalf of, or with the assets of a Benefit Plan Investor or any other plan that is subject to Similar Law, or (ii) its purchase, holding and disposition of the notes will not, in the case of a Benefit Plan Investor, result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code because an exemption is available with respect to such transactions and all the conditions of such exemption have been satisfied (or, in the case of any other plan, result in a violation of Similar Law).

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Supplemental Plan of Distribution

With respect to each note to be issued, we will agree to sell to BMO Capital Markets Corp., and BMO Capital Markets Corp. will agree to purchase from us, the principal amount of the note specified, at the price specified in the applicable pricing supplement, less the indicated underwriting commission. BMO Capital Markets Corp. may also resell the notes to other brokers or dealers in connection with any offering. BMO Capital Markets Corp. or another of our affiliates may repurchase and resell outstanding notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution, the distribution agreement and possible market-making activities see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 (as amended) as it forms part of UK domestic law by virtue of the EUWA. Consequently, no key information document required by the EU PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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